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                                  EXHIBIT 10.2

            Service Agreement with BellSouth Telecommunications, Inc.

                                SERVICE AGREEMENT

         The undersigned Subscriber requests BellSouth Telecommunications, Inc. ("Company") provide MegaLink service ("ML") at the central office and Subscriber's location at: 305 S. Andrews Avenue, Suite 217, Fort Lauderdale, Florida 33301 (954-462-1494).

Important tariff provisions relating to ML are set forth herein:

1. The Company will furnish, install, maintain and provide maintenance of channel services for ML in accordance with the Company's lawfully filed tariffs. The tariffs provide the basis for this Agreement with the Subscriber. The Agreement period shall begin the day ML is installed.

2. The Subscriber agrees to pay the Company for the provisions of ML ("Service"). The Service shall be offered for variable rate periods with rates based on lengths of 36 months (payment periods may be selected from 24 months to 48 months at 36 month rates), 60 months (payment periods may be selected from 49 months to 72 months at 60 month rates), or 84 months (payment periods may be selected from 73 months to 96 months at the 84 month rates). This monthly rate will continue for the elected service period and will not be subject to Company initiated change during such period.

         The monthly rates for facility mileages, basic system capacity and feature activation in effect at the time the Service is installed and/ or as of the service order application date will be in effect until the expiration of the service period chosen by the Subscriber. Other rates applicable to other services provided by the Company, including but not limited to, individual exchange network access and private line channel services, that are connected to ML, may be increased during this period.

3. Recognition of previous service will be given to the Subscriber who renews an existing contract arrangement, for the same or larger system(s) and all associated rate elements at the same location(s), provided that the length of the new contract arrangement is a minimum twenty-four (24) month service period or equals/exceeds the remaining service period of the original contract arrangement, whichever is greater.

4. Recognition of previous service will be given to the month-to-month Subscriber with a service date of January 1, 1994 or later who converts to a contract arrangement, provided the minimum service period has been met. For the Subscriber whose service date is

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         January 1, 1994 or earlier, recognition will be given for the previous service back to January 1, 1994. For the Subscriber whose service date is later than January 1, 1994, recognition for the previous service will be given back to the actual service date.

5. The service period for this Agreement shall be twenty-four (24) months. This agreement period includes _____ months for recognition of previous service. The recurring and nonrecurring charges for items under this Agreement are:

                                                     Nonrecurring               Recurring
                                                     ------------               ---------
         Local Channel                              (See Attached)              _________

         Interoffice Channel                        ____________                _________

6. In the event that any item of the Service is terminated prior to the expiration of the service period, the Subscriber shall pay a termination liability charge as specified in the tariff. In Florida, Georgia and South Carolina, moves of service that meet all criteria as stated in B2.4 of the Private Line Services Tariff shall not be subject to Termination Liability.

7. At the expiration of the service period, the Subscriber may continue the Service according to renewal options provided under the tariff. If the Subscriber does not elect an additional service period, or does not request discontinuance of service, then the above Service will be continued at the monthly rate currently in effect for month-to-month rates. Service periods may also be renewed prior to expiration in accordance with regulations and rates then in effect.

8.       Suspension of service is not permitted for ML Service.

9. The Subscriber agrees to pay any added costs incurred by the Company due to a Subscriber initiated change in the location of the ML prior to the time it is placed in service.

10. In the event the Service requested by the Subscriber is canceled prior to the establishment of Service, but after the date of ordering reflected herein, the Subscriber is required to reimburse the Company for all expenses incurred in handling the request before the notice of cancellation is received. Such charge however, is not to exceed the sum of all charges which would apply if the work involved in complying with the request had been completed.

11. Equipment may be transferred to another Subscriber at the same location upon written concurrence of the Company. The new Subscriber to whom the Service is transferred

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         will be subject to all tariff provisions and equipment configurations currently in effect for the present Subscriber.

12. This Agreement is effect when executed by the Subscriber and accepted by the Company, and is subject to and controlled by the provisions of the Company's lawfully filed tariffs, including any changes therein, as may be made from time to time.

ADDRESS:
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SUBSCRIBER:
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BY:                                         TITLE:
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BY:                                         TITLE:
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